UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 24, 2006

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2006, Hawaiian Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of the registrant (“Hawaiian”), entered into a letter of intent with AWAS Aviation Services, Inc. providing for (i) the purchase of three Boeing 767-300ER aircraft, each with two Pratt & Whitney Model PW4060 engines (the “Aircraft”), (ii) amendments to certain of its lease agreements with AWMS I, a Delaware statutory business trust (“AWMS I”), related to four of its Boeing 767-300ER aircraft (the “Amendments”), and (iii) the grant of an option to purchase three spare aircraft engines (collectively, the “Transaction”).  The letter of intent became binding on November 24, 2006 upon the approval of the respective Boards of Directors of the parties.

Under the terms of the letter of intent, Hawaiian will pay an aggregate purchase price of approximately $150 million. The closing of such purchase is subject to certain conditions, which include, among others, negotiation and execution of a definitive purchase and sale agreement, and the receipt by Hawaiian of third-party financing to fund the purchase of the Aircraft.

Each Aircraft is currently being leased by Hawaiian from AWMS I pursuant to a lease agreement that provides AWMS I with the option for an early termination of the lease agreement.  Under the terms of the letter of intent, the Amendments will provide for the elimination of AWMS I’s early termination option from each of the subject lease agreements.  In addition, the Amendments will, among other things, shorten the term of the subject lease agreements and modify the monthly rent due under the subject lease agreements.  In connection with the purchase of the Aircraft and the Amendments, AWMS I will grant Hawaiian an option (the “Purchase Options”) to purchase three spare aircraft engines (the “Spare Engines”) currently being leased by Hawaiian from AWMS I.

The aircraft purchases transactions are scheduled to close on or prior to December 29, 2006.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Hawaiian Airlines, Inc. Dated November 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2006

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter R. Ingram
Name: Peter R. Ingram
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

99.1	Press Release of Hawaiian Airlines, Inc. dated November 30, 2006.